Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 17, 2021 relating to the consolidated financial statements and financial statement schedule of The Southern Company and subsidiary companies and the effectiveness of The Southern Company and subsidiary companies’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Southern Company for the year ended December 31, 2020. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/Deloitte & Touche LLP

Atlanta, Georgia
February 19, 2021